CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Web2 Corp.
Orlando, Florida

We hereby consent to the incorporation by reference in this Registration Statement of Web2 Corp. on Form S-8, of our report dated April 17, 2007 of our audits of the consolidated financial statements of Web2 Corp. and Subsidiary as of December 31, 2006 and for the years ended December 31, 2006 and 2005, which report was included in Web2 Corp.’s Form 10-KSB which was filed with the Securities and Exchange Commission on April 17, 2007 and to all references to our firm included in this Registration Statement.

/s/ Bouwhuis, Morrill & Company

Bouwhuis, Morrill & Company
Layton, Utah
April 24, 2007